Columbia Funds Series Trust

Item 77E Legal Proceedings:

Columbia Nations Funds
As of November 18, 2008

On February 9, 2005, Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC ("BACAP Distributors," now known as Columbia Management Distributors, Inc.) entered into an Assurance of Discontinuance with the New York Attorney General (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the United States Securities and Exchange Commission (the "SEC") (the "SEC Order") on matters relating to mutual fund trading. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SEC's website.

Under the terms of the SEC Order, BACAP, BACAP Distributors, and their affiliate, Banc of America Securities, LLC ("BAS") agreed, among other things, (1) to pay $250 million in disgorgement and $125 million in civil money penalties; (2) to cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; (3) to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices; and (4) to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement also requires, among other things, BACAP and BACAP Distributors, along with Columbia Management Advisors, Inc. (now merged into Columbia Management Advisors, LLC) and Columbia Funds Distributors, Inc. (now merged into Columbia Management Distributors, Inc.), the investment advisor to and distributor of the funds then known as the Columbia Funds, respectively, to reduce the management fees of Columbia Funds, including the Nations Funds that are now known as Columbia Funds, and other mutual funds, collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions. Consistent with the terms of the settlements, the Boards of the Nations Funds now known as Columbia Funds have an independent Chairman, are comprised of at least 75% independent trustees and have engaged an independent consultant with a wide range of compliance and oversight responsibilities.

Pursuant to the procedures set forth in the SEC Order, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for seventeen of the Nations Funds that are now known as Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.

Separately, a putative class action - Mehta v AIG SunAmerica Life Assurance Company - involving the pricing of mutual funds was filed in Illinois State Court, subsequently removed to federal court and then transferred to the United States District Court for the District of Maryland for coordinated or consolidated handling in the MDL. AIG SunAmerica Life Assurance Company has made demand upon Nations Separate Account Trust (as successor to Nations Annuity Trust and now known as Columbia Funds Variable Insurance Trust I) and BACAP (as successor to Banc of America Advisors, Inc. and now known as Columbia Management Advisors, LLC) for indemnification pursuant to the terms of a Fund Participation Agreement. On June 1, 2006, the court granted a motion to dismiss this case because it was preempted by the Securities Litigation Uniform Standards Act. That dismissal has been appealed to the United States Court of Appeals for the Fourth Circuit.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Daily Cash Reserves Fund

As of September 30, 2008
Name of Person                   Ownership % of Series
Bank Of America Private Bank     89.24%



As of March 31, 2008
Name of Person                   Ownership % of Series


Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person



N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Short Term Bond Fund

As of September 30, 2008
Name of Person                   Ownership % of Series
Bank Of America Private Bank     57.97%



As of March 31, 2008
Name of Person                   Ownership % of Series
Pershing                         47.06%


Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person


Item 77M


Columbia Funds Series Trust (the "Acquiring Company"), on behalf of its series, Columbia Daily Cash Reserves (the
"Acquiring Fund"), became the surviving entity in a reorganization with Excelsior Funds Inc. (the "Acquired Company"), on behalf of its Money Fund series (the "Acquired Fund").

On December 12, 2007, the Board of the Acquiring Company approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On December 12, 2007, the Board of the Acquired Company approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On April 28, 2008, shareholders of the Acquired Fund approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On May 5, 2008, the Acquiring Fund acquired all the assets of, and assumed all the liabilities of, the Acquired Fund, in complete liquidation of the Acquired Fund. Shareholders of Shares Class and Institutional Shares Class shares of the Acquired Fund received Trust Class shares of the Acquiring Fund.

The Acquiring Company's registration statement on Form N-14, including its prospectus/proxy statement, which were filed with the Securities and Exchange Commission on January 18, 2008 (accession no. 0001193125-08-008770) is incorporated by reference.

77D/77Q1(b)

On August 1, 2008, a Type 485BPOS, accession number 0001193125-08-162911, post-effective amendment number 69 to the registration statement of Columbia Funds Series Trust, on behalf of Columbia Daily Cash Reserves (Fund), was filed with the SEC. It is hereby incorporated by reference as part of the response to Items 77D and 77Q1(b) of Form N-SAR. The post-effective amendment disclosed certain material changes that were made to the Fund's policies with respect to security investments.

Item 77Q1(g):

The Agreement and Plan of Reorganization, dated April 17, 2008, for the reorganization of Money Fund into Columbia Daily Cash Reserves is incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 filed on June 10, 2008 (Accession no. 0001193125-08-
131077).

Item 77Q1(e)

The Investment Advisory Agreement between Columbia Management Advisors, LLC and Columbia Funds Series Trust dated September 30, 2005 with Schedule I dated May 5,2008 is incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement filed on June 27, 2008 (Accession No. 0001193125-08-142699)